UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 28, 2022

Laird Superfood, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-39537	81-1589788
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

275 W. Lundgren Mill Drive, Sisters, Oregon	97759
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (888) 670-6796

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol	Name of each exchange on which registered
Common Stock	LSF	NYSE American

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 2.02	Results of Operations and Financial Condition.

On January 31, 2022, Laird Superfood, Inc. (the “Company”) issued a press release announcing select preliminary unaudited financial information for the quarter and year ended December 31, 2021. The full text of the press release is furnished as Exhibit 99.1 hereto and incorporated herein by reference.

The information contained in this Item 2.02, including Exhibit 99.1, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section, and shall not be incorporated by reference into any filings under the Securities Act of 1933, as amended, or the Exchange Act, except as may be expressly set forth by specific reference in such filing.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective January 31, 2022, the Company’s Board of Directors (the “Board”) appointed Jason Vieth as the Company’s President and Chief Executive Officer and elected Mr. Vieth as a director of the Company.

Mr. Vieth, 48, joins the Company from Sovos Brands, Inc., where he most recently served as executive vice president and group general manager of the Breakfast and Snacks segment. Before joining Sovos Brands in January 2020, Mr. Vieth served as chief executive officer of Poppi, a producer of prebiotic soda, from April 2019 to January 2020 and president of Life Time Fitness’ Life Cafe from April 2017 to April 2020 and held various management positions for WhiteWave Foods Company from January 2008 to April 2017.

In connection with Mr. Vieth’s appointment as President and Chief Executive Officer, the Company entered into an employment agreement (the “Employment Agreement”) with Mr. Vieth that provides for the following benefits, among other provisions:

•	an annual base salary of $400,000;

•	an annual bonus opportunity of up to 100% of base salary based on the achievement of performance goals, with a target payout of 50% of base salary, which amount is guaranteed for 2022;

•

a $114,000 signing bonus subject to repayment if Mr. Vieth voluntarily resigns without good reason (as defined in the Employment Agreement) or the Company terminates Mr. Vieth’s employment for cause (as defined in the Employment Agreement) prior to the first anniversary of the Employment Agreement;

•	restricted stock units relating to 125,000 shares of common stock, vesting over four years;

•

stock options to purchase 50,000 shares of common stock with an exercise price of $25.00 per share, and stock options to purchase 150,000 shares of common stock with an exercise price equal to the grant date fair value of the Company’s common stock, in each case vesting 25% on the first anniversary of the effective date of the Employment Agreement and ratably thereafter over the following 12 quarters (such stock options together with the restricted stock units in the preceding bullet, the “Inducement Grants”); and

•

a payment equal to 12 months base salary and COBRA coverage for up to 12 months if Mr. Vieth resigns for good reason or the Company terminates Mr. Vieth’s employment without cause, or, if such resignation or termination occurs within two years following a change in control (as defined in the Employment Agreement), a payment equal to 24 months base salary, COBRA coverage for up to 18 months, the vesting of all of Mr. Vieth’s equity awards, and a cash payment equal to $1,000,000 less the fair market value of the Inducement Grants at the time of the change in control.

Mr. Vieth will also be eligible to participate in the Company’s equity incentive plans and long-term incentive plans and other benefits available to the Company’s executive officers. In addition, the Company entered into an indemnification agreement with Mr. Vieth on terms substantially similar to the terms of the form of indemnification agreement filed as Exhibit 10.6 to the Company’s Registration Statement on Form S-1/A filed on September 10, 2020.

There are no family relationships between Mr. Vieth and any director or executive officer of the Company. There are no transactions between Mr. Vieth and the Company that would require disclosure under Item 404(a) of Regulation S-K.

On January 28, 2022, Paul Hodge, Jr. notified the Board of his resignation as President and Chief Executive Officer of the Company and as a member of the Board, effective January 31, 2022. Mr. Hodge’s resignation was not in connection with any disagreement with the Company on any matter relating to the Company’s operations, policies or practices. In connection with Mr. Hodge’s resignation, Mr. Hodge and the Company entered into an independent contractor agreement (the “Independent Contractor Agreement”) pursuant to which Mr. Hodge will provide consulting services to the Company as needed and directed through April 30, 2022.

The foregoing descriptions of the Employment Agreement and Independent Contractor Agreement do not purport to be complete and are subject to, and qualified in their entirety by, the full text of the Employment Agreement and Independent Contractor Agreement, copies of which are attached hereto as Exhibits 10.1 and 10.2, respectively, and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

10.1	Employment Agreement between the Company and Jason Vieth, effective January 31, 2022.

10.2	Independent Contractor Agreement between the Company and Paul Hodge, effective January 31, 2022.

99.1	Press release dated January 31, 2022.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 31, 2022	Laird Superfood, Inc.

	By:	/s/ Valerie Ells
	Name:	Valerie Ells
	Title:	Chief Financial Officer